EXHIBIT 99.1

Investor Contact:

The Investor Relations Group

Damian McIntosh/Dian Griesel, Ph.D.

Phone: 212-825-3210

UNIGENE RECEIVES FDA APPROVABLE LETTER FOR ITS NASAL

CALCITONIN OSTEOPOROSIS PRODUCT

FAIRFIELD, N.J. – January 8, 2004 — Unigene Laboratories, Inc. (OTCBB: UGNE) has received an approvable letter from the U.S. Food and Drug Administration (FDA) for Fortical®, its calcitonin nasal spray for the treatment of osteoporosis.

The letter is an official communication from the FDA indicating that the agency is prepared to approve the New Drug Application for Fortical upon the finalization of the labeling and the resolution of specific remaining issues, including the submission of additional information and data. Upon approval, the product will be marketed in the U.S. by Upsher-Smith Laboratories.

“The FDA’s action validates our confidence in the quality of Unigene’s program and its Fortical product,” said Mark Evenstad, President of Upsher-Smith Laboratories. “We are very enthusiastic about Fortical’s potential for success in the growing osteoporosis market and we look forward to its launch.”

“We are extremely pleased that our product has reached this crucial regulatory milestone,” noted Dr. Ronald S. Levy, Executive Vice President of Unigene. “Fortical, which would be our first product approved in the U.S., would offer patients an important new option for the treatment of osteoporosis and we plan to work closely with the agency to ensure that the remaining issues are expeditiously addressed.”

About Unigene

Unigene Laboratories, Inc. is a biopharmaceutical company focusing on the oral and nasal delivery of large-market peptide drugs. Due to the size of the worldwide osteoporosis market, Unigene is targeting its initial efforts on developing calcitonin and PTH-based therapies. Unigene has licensed the U.S. rights for its nasal calcitonin product to Upsher-Smith Laboratories and the worldwide rights for its oral PTH technology to GlaxoSmithKline. Unigene’s patented oral delivery technology has successfully delivered, in preclinical and/or clinical trials, various peptides including calcitonin, PTH and insulin. Unigene’s patented manufacturing technology is designed to cost-effectively produce peptides in quantities sufficient to support their worldwide commercialization as oral or nasal therapeutics.

Safe Harbor statements under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based upon Unigene Laboratories, Inc.’s management’s current expectations, estimates, beliefs, assumptions, and projections about Unigene’s business and industry. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “potential,” “continue,” and variations of these words (or negatives of these words) or similar expressions, are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various risk factors. These risks and uncertainties include the risks associated with the effect of changing economic conditions, trends in the products markets, variations in Unigene's cash flow, market acceptance risks, technical development risks and other risk factors detailed in Unigene’s Securities and Exchange Commission filings.